EXHIBIT  99.2

June 14,2002

Marshall A. Thompson
1253 N.Modesto
Camarillo, CA 93010

Re: Agreement for the Assignment of Patent Rights
    Dated April 7, 2002

Dear Mr. Thompson,

As you know, Quicktest 5, Inc. is required to pay to you pursuant to paragraph 3.4 Quicktest Fee/Royalty the sum of $1.20 per case (case consists of
24 bottles) on each and every case from the sale of Quicktest's Product in which the Patent is utilized. Our agreement provides that the Royalty fee shall start on the first day of the calendar quarter commencing as such time as Quicktest distributes "First Distribution" its first Product to Third-Parties in which the
Patent is utilized, and every quarter thereafter during the term of the
Agreement.

Further, pursuant to paragraph 11.2 of the Agreement you agreed and acknowledged that Frank J. Longo is to receive Twenty (20%) of your interest in the Royalties and the stock granted under the Agreement and Stuart Garret is to receive Twenty-five (25%) of the remaining eighty (80%) of your interest in
Royalties and the stock issuance. We were informed by Mr. Frank J. Longo that his Twenty (20%) was to be split three-ways, 1/3 to Frank J. Longo, 1/3 to
Lawrence Longo and 1/3 to Michael Klein. Per your instructions we have issued the stock called for in the Agreement to the above named individuals. We have not had a "First Distribution" as of this date. You and the other individuals have agreed that you would accept additional stock as pre-payment for royalties.
We have issued the following: Share Certificate No. 54 representing 180,000 shares to Marshall A. Thompson; Share Certificate No. 55 representing 20,000 shares to Frank J. Longo; Share Certificate No. 56 representing 20,000 shares to
Lawrence M. Longo and Share Certificate No. 57 representing 20,000 shares to
Michael Klein and Share Certificate No. 58 representing 60,000 shares to Start
Garret.

These shares represent 300,000 shares and were issued pursuant to our agreement that we would have a credit of $0.50 per share or $150,000.00 towards the Royalty payments due after the "First Distribution"

Thank you for your continued support,

                                      Approved and Accepted

 /s/Fred DeLuca                         /s/Marshall A. Thompson
 --------------                         -----------------------
    Fred DeLuca                            Marshall A. Thompson

Quick Test, 5                           Phone: 866-508-8378
5655 Lindero Canyon Road Suite 120      Fax: 818-338-1551
Westlake Village, Ca 91362